EXHIBIT 11

                      SPARTECH CORPORATION AND SUBSIDIARIES
                  COMPUTATION OF NET EARNINGS PER COMMON SHARE
                    (In thousands, except per share amounts)


Fiscal Year Ended

                                               Oct 31,   Nov. 1,   Nov. 2,
                                                 1998      1997     1996
NET EARNINGS

 Basic and Diluted net earnings applicable to
 common shares                                 $ 33,720  $ 25,493 $ 18,317
WEIGHTED AVERAGE SHARES OUTSTANDING
 Weighted average common shares outstanding      26,807    26,418    23,714
 Add: Shares issuable from assumed exercise of
 options and warrants                             1,802     1,420     1,160
 Diluted weighted average common shares
 outstanding                                     28,609    27,838    24,874
NET EARNINGS PER COMMON SHARE
 Basic                                         $   1.26   $   .96   $   .77
 Diluted                                       $   1.18   $   .92   $   .74